Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Media – Andrew Butcher 212-852-7070
Investors – Reed Nolte 212-852-7092

News Corporation Board Approves Amended and Restated Rights Plan in Accordance with Settlement

NEW YORK, NY, August 8, 2006 – News Corporation today announced that, in accordance with the terms of the previously disclosed settlement of a lawsuit regarding its stockholder rights plan, the Company’s Board of Directors has unanimously approved the adoption of an Amended and Restated Rights Plan.

The Amended and Restated Rights Plan extends the term of the Company’s existing stockholder rights plan from November 7, 2007 to October 20, 2008, with the Board having the right to extend it for an additional year if the situation with Liberty Media Corporation has not, in the Board’s judgment, been resolved. The Amended and Restated Rights Plan remains the same as the Company’s existing stockholder rights plan in all other material respects.

Pursuant to the terms of the settlement, the Amended and Restated Rights Plan will be presented for a vote of the Company’s Class B stockholders at the Company’s 2006 Annual Meeting.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2006 of approximately US$56 billion and total annual revenues of approximately US$25 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.

1211 AVENUE OF THE AMERICAS · NEW YORK, NEW YORK 10036 · newscorp.com